Exhibit 3.10

Delaware

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VIRAL GENETICS, INC.", CHANGING ITS NAME FROM "VIRAL GENETICS, INC." TO "VG LIFE SCIENCES INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF NOVEMBER, A.D. 2012, AT 8:40 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-SIXTH DAY OF NOVEMBER, A.D. 2012.

Jeffrey W. Bullock, Secretary of State

2900013 8100

121218654

AUTHENTICATION: 9983438

DATE: 11-13-12

You may verify this certificate online
at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF VIRAL GENETICS, INC.

Viral Genetics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

FIRST:           That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by striking the Article thereof numbered “FIRST” in its entirety and replacing said Article so that, as amended, it shall be and read as follows:

“FIRST.          The name of this corporation shall be VG Life Sciences Inc.”

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by striking the Article thereof numbered “FOURTH” in its entirety and replacing said Article so that, as amended, it shall be and read as follows:

“FOURTH:          Effective on November 26, 2012 (the “Effective Time”), the Company shall effect a one-for 600 reverse stock split of the Company’s Common Stock, pursuant to which each 600 shares of Common Stock outstanding and held of record by each stockholder of the Company (including treasury shares) immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and combined (the “Reverse Split”) into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (the “New Common Stock”). No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional share to which the stockholder would otherwise be entitled, the Company shall issue such additional fraction of a share as is necessary to increase the fractional share to a full share. Whether or not fractional shares are issuable upon such reclassification and combination shall be determined on the basis of the total number of shares of Old Common Stock held by a holder and the total number of shares of New Common Stock issuable to such holder as a result of the Reverse Split.

Immediately following the Effective Time, the Company shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares of stock which the Company shall have authority to issue shall be Seventy million (70,000,000); the total number of shares of Common Stock which the Company shall have authority to issue shall be Sixty Million (60,000,000) with a par value of One Hundredth of One Cent ($0.0001); the total number of shares of Preferred Stock which the Company shall have authority to issue shall be Ten Million (10,000,000) with a par value of One Hundredth of a Cent ($0.0001).

Of the authorized shares of Preferred Stock, the Company had previously established a series of Preferred Stock designated “Series A Preferred Stock” of which 9,715,443 are issued and outstanding as of October 23, 2012. Except as set forth herein, nothing shall modify the rights, powers and privileges relating to said Series A Preferred Stock except that for every 600 shares of Old Common Stock into which such share of Preferred Stock may be converted may, immediately following the Effective Time, be converted into one share of New Common Stock.

The remaining shares of Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Company; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Company; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Company or for any debt securities of the Company and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.”

SECOND:          That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 228 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:          That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Viral Genetics, Inc., has caused this Certificate to be signed by its duly authorized officer this 8th day of November 2012.

VIRAL GENETICS, INC.

By: /s/ Haig Keledjian
Haig Keledjian President